WNC HOUSING TAX CREDIT FUND VI, L.P.,
                                    SERIES 7
                                [GRAPHIC OMITTED]
                        Supplement Dated August 14, 2000
                      To Prospectus Dated September 3, 1999


         This supplement is part of, and should be read in conjunction with, the prospectus of WNC Housing Tax Credit Fund VI, L.P., Series 7 dated September 3, 1999 and the supplements to prospectus dated September 3, 1999 and April 15, 2000. The supplement dated September 3, 1999 is not for use in all states.

TABLE OF CONTENTS

                                                                            Page

Status of Series 7 Offering....................................................1
Local Limited Partnership Investments..........................................1


STATUS OF SERIES 7 OFFERING

     As of the date hereof, Series 7 has received subscriptions in the amount of $12,281,955 (12,282 Units), of which $549,000 currently is represented by investor promissory notes.

LOCAL LIMITED PARTNERSHIP INVESTMENTS

     Series 7 has identified for acquisition or acquired an interest in: Hickory Lane Partners, L.P., an Iowa limited partnership ("Hickory"); and Pierce Street Partners, L.P., an Iowa limited partnership ("Pierce"). These entities are referred to herein as local limited partnerships.

     Hickory owns the Shire Apartments in Sioux City, Iowa; and Pierce owns the Martin Tower Apartments in Sioux City, Iowa.

     WNC & Associates, Inc. believes that Series 7 is reasonably likely to acquire or retain an interest in the local limited partnerships identified herein. However, Series 7 may not do so as a result of one or more factors. For example, a local limited partnership identified herein may fail to satisfy one or more conditions precedent to the investment of Series 7. Moreover, the terms of an acquisition may differ from those as described. Accordingly, investors should not rely on the ability of Series 7 to acquire or retain an investment in the local limited partnerships identified herein on the indicated terms in deciding whether to invest in Series 7.

     The following tables contain information concerning the local limited partnerships identified herein and their respective properties:



--------------------------------------------------------------------------------------------------------------------------
                                          ACTUAL OR
                                          ESTIMATED     ESTIMATED                               PERMANENT
LOCAL       PROJECT                       CONSTRUC-     DEVELOP-                                MORTGAGE     ANTICIPATED
LIMITED     NAME AND                      TION          MENT COST     NUMBER OF      BASIC      LOAN         AGGREGATE
PARTNER-    NUMBER          LOCATION      COMPLETION    (INCLUDING    APARTMENT      MONTHLY    PRINCIPAL    TAX CREDITS
SHIP        OF BUILDINGS    OF PROPERTY   DATE          LAND COST)    UNITS          RENTS      AMOUNT       (1)
--------------------------------------------------------------------------------------------------------------------------

---------------- ------------- ------------ ----------- ----------- ----------- ---------------- ------------ ------------
HICKORY          Shire         Sioux City   December    $2,369,600  40 1BR           $576        $1,950,000   $844,400
                 Apartments    (Woodbury    2000                    units                        IFA (4)      LIHTC
                               County),
                 1 building    Iowa                                 RAP on 40
                 (2)                                                units (3)

---------------- ------------- ------------ ----------- ----------- ----------- ---------------- ------------ ------------
---------------- ------------- ------------ ----------- ----------- ----------- ---------------- ------------ ------------
PIERCE           Martin Tower  Sioux City   December    $5,131,500  80 1BR           $702        $2,680,000   $1,674,675
                 Apartments    (Woodbury    2000                    units                        IFA (4)      LIHTC
                               County),
                 1 building    Iowa                                 RAP on 80                                 $248,455
                 (2)                                                units (3)                                 FHTC (5)

---------------- ------------- ------------ ----------- ----------- ----------- ---------------- ------------ ------------

(1) Low income housing tax credits are available over a 10-year period. In the first credit year, Series 7 will receive only that percentage of the annual credit which corresponds to the number of months during which Series 7 was a limited partner of the local limited partnership, and during which the apartment complex was completed and in service. See the discussion under "The Low Income Housing Tax Credit - Utilization of the Low Income Housing Tax Credit" in the prospectus.

(2) The   apartment   complex   is  designed   for  senior  citizens  and  is  a
rehabilitation property.

(3) The United States Department of Agriculture, Rural Development provides rent subsidies known as Rental Assistance Payments to certain projects. Funds from such payments are applied to cover any difference between rents required to be paid by tenants and the basic rent established for the applicable project. See "Other Government Assistance Programs" in the prospectus.

(4) Iowa Finance Authority will provide the mortgage loan for a term of 30 years at an annual interest rate of 7.75% initially, with the rate adjusted every 60 months based on the average 5-year Treasury rate plus 2.75%. Principal and interest will be payable monthly based on a 30-year amortization schedule.

(5) The  apartment  complex will  also  generate  Federal  historic tax credits.
See  "Federal  Income  Tax  Considerations  -   Historic  Tax  Credits"  in  the
prospectus.

Sioux City (Hickory and Pierce): Sioux City is in Woodbury County, Iowa at the intersection of Interstate Highway 29 and U.S. Highway 20, approximately 95 miles north of Omaha, Nebraska, and 90 miles south of Sioux Falls, South Dakota. The population is approximately 83,000, and the major employers for Sioux City residents are Gateway (computers), MCI WorldCom (communications), and Mercy Medical Center (medical).

-------------------------------------------------------------------------------------------------------------------
                                                                                   SHARING
                                                                                   RATIOS:
                                                                                   ALLOCATIONS
LOCAL            LOCAL                            LOCAL GENERAL   SHARING RATIOS:  (4)               SERIES 7's
LIMITED          GENERAL         PROPERTY         PARTNER         CASH FLOW (3)    AND SALE OR       CAPITAL
PARTNERSHIP      PARTNERS        MANAGER (1)      DEVELOPMENT                      REFINANCING       CONTRIBUTION
                                                  FEE (2)                          PROCEEDS (5)      (6)
-------------------------------------------------------------------------------------------------------------------
---------------- --------------- ---------------- --------------- ---------------- --------------- ----------------
HICKORY          Lewis F.        Oakleaf Real     $250,000        Series 7: 15%    99.98/.01/.01   $663,473
                 Weinberg        Estate                           but not          30/70
                 (7)             Management                       greater than
                                 (9)                              $3000
                 Weinberg                                         LGP: 70%
                 Investments,                                     The balance:
                 Inc. (7)                                         30/70

                 Sioux Falls
                 Environmental
                 Access, Inc.
                 (8)

---------------- --------------- ---------------- --------------- ---------------- --------------- ----------------
---------------- --------------- ---------------- --------------- ---------------- --------------- ----------------
PIERCE           Lewis F.        Oakleaf Real     $605,000        Series 7: 15%    99.98/.01/.01   $1,486,795
                 Weinberg        Estate                           but not          30/70
                 (7)             Management (9)                   greater than
                                                                  $7,500
                 Weinberg                                         LGP: 70%
                 Investments,                                     The balance:
                 Inc. (7)                                         30/70

                 Sioux Falls
                 Environmental
                 Access, Inc.
                 (8)

---------------- --------------- ---------------- --------------- ---------------- --------------- ----------------

(1) Each local limited partnership will employ either its local general partners or an affiliate of its local general partners, or a third party, as a property manager for leasing and management of the apartment complex. The maximum fee payable is determined pursuant to lender regulations.

(2) Each local limited partnership will pay its local general partners or an affiliate of its local general partners a development fee in the amount set forth, for services incident to the development and construction of the apartment complex. Services include: negotiating the financing commitments for the apartment complex, securing necessary approvals and permits for the development and construction of the apartment complex, and obtaining allocations of low income housing tax credits. This payment will be made in installments after receipt of each installment of the capital contributions made by Series 7.

(3) Reflects the amount of the net cash flow from operations, if any, to be distributed to Series 7 and the local general partners of each local limited partnership for each year of operations. Net cash flow generally is equal to the excess of revenues over expenses, including the property manager's fee.

(4) Subject to certain special allocations, reflects the respective percentage interests in profits, losses and low income housing tax credits of
(i) Series 7, (ii) WNC Housing, L.P., an affiliate of WNC & Associates, Inc. which is the special limited partner, and (iii) the local general partners.

(5) Reflects the percentage interests in any net cash proceeds from sale or refinancing of the apartment complex of (i) Series 7, and (ii) the local general partners. Net cash proceeds from sale or refinancing of the apartment complex is equal to the sale proceeds less payment of the mortgage loan and other local limited partnership obligations.

(6) Series 7 normally will make its capital contributions to a local limited partnership in stages, with each contribution due when certain conditions regarding construction or operations of the apartment complex have been fulfilled. In the case of a completed apartment complex, Series 7 may pay its capital contributions in full at the time of its acquisition of the local limited partnership. Series 7 expects to negotiate adjuster provisions providing for a reduction in the capital contributions in the event the tax credits are less than originally anticipated. See "Investment Policies" and "Terms of the Local Limited Partnership Agreements" under "Investment Objectives and Policies" in the prospectus.

(7) Lewis F. Weinberg is president of Weinberg Investments, Inc. Since 1970, Weinberg Investments, Inc. has developed 20 affordable housing properties. Mr. Weinberg has represented to Series 7 that he had a net worth in excess of $3,500,000 as of May 31, 2000.

                                       3

(8) Sioux  Falls  Environmental  Access,  Inc. is  a  South  Dakota   non-profit
corporation which was formed in 1975. It has developed one affordable housing property.

(9) Weinberg Investments, Inc. is the majority owner of Oakleaf Real Estate Management, a South Dakota corporation, which currently manages 15 affordable housing properties consisting of 568 units.
















                                       4